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[HEWLETT PACKARD LETTERHEAD]

Editorial Contacts:
Tim Marklein, HP +1 650 236 4525 tim.marklein@hp.com	Rebeca Robboy, HP +1 650 857 2064 rebeca_robboy@hp.com

HP Reports 4th Quarter 2002 Results

  •
  Revenue of $18 billion, up 9% sequentially

  •
  All businesses and regions post sequential revenue growth

  •
  Strong gross margin improvement

  •
  Significant sequential operating profit improvement in Enterprise Systems, Personal Systems, HP Services and Imaging and Printing

  •
  Solid sequential improvement in channel inventories overall

  •
  Pro Forma EPS $0.24; GAAP EPS $0.13

  •
  Meeting or exceeding integration targets

  •
  Affirms current Q1 consensus estimates

PALO ALTO, Calif., Nov. 20, 2002—HP (NYSE:HPQ) today reported financial results for its fourth fiscal quarter ended Oct. 31, 2002. The company reported fourth quarter revenue of $18.0 billion, compared to $16.5 billion in the prior quarter. Sequentially, revenue increased 9%, while pro forma gross margin increased from 25.7% to 26.6%. GAAP gross margin increased from 24.9% to 26.5%.

Pro forma operating expenses as a percent of revenue were down sequentially from 22.5% to 21.7% of net revenue, reflecting progress in merger-related value-capture savings, which were offset in part by costs for the employee performance bonus program, provisions for bad debt, increased R&D and marketing expenditures in the Imaging and Printing segment and currency effects. GAAP operating expenses as a percent of revenue were down sequentially from 39.9% to 24.1% of net revenue, primarily as a result of higher one-time charges for restructuring, in-process research and development and merger-related charges in the prior quarter.

Pro forma earnings per share (EPS) for the quarter was 24 cents, compared to 14 cents in the third quarter and 8 cents in the year-ago period on a combined company basis.(1) This represents a pro forma net earnings improvement of 72% sequentially and 203% year-over-year. GAAP net earnings before extraordinary items improved 364% year-over-year.

Reported GAAP EPS was 13 cents per diluted share, versus a loss of 67 cents last quarter and a loss on a combined company basis of 17 cents in the year ago period. Pro forma EPS reflects a $331 million adjustment on an after-tax basis, or 11 cents on a diluted per share basis. The pre-tax pro forma adjustment includes a $150 million restructuring charge; $151 million of amortization of goodwill and purchased intangible assets; and $155 million for other merger-related items.

"We are proud of our progress," said Carly Fiorina, HP chairman and chief executive officer. "We delivered solid results in a tough market. The HP team is executing, customers are responding and we're beginning to deliver on the promise of the merger. We feel good about our trajectory."

"HP's revenue grew sequentially in every business and in every region," Fiorina stated. "Operating profit improved sequentially in Enterprise Systems, Personal Systems, HP Services, and Imaging and Printing. Cost structure improvements are helping us compete more aggressively, improve our market position and grow top line revenues; and HP generated $1.5 billion in cash from operations in the quarter."

Personal Systems cut its operating loss by more than 50 percent sequentially, continued to make progress in direct distribution, stabilized the channel with HP's new partnerONE program, grew sequentially in both consumer and commercial PCs, managed channel inventories lower and reinforced the company's leadership in innovation with successful new product launches.

Enterprise Systems showed solid revenue and profit improvement in a weak IT market with quarter-over-quarter growth in every region and in every business unit, reducing operating losses by more than 60% sequentially. HP Services returned to double-digit profitability in the quarter and posted continued good growth in managed services. Meanwhile, Imaging and Printing posted another record quarter with double-digit sequential growth in revenue and profit in every region, and revenue and share gains across all businesses.

HP's 30 largest new business contracts in the quarter—with an average value of more than $120 million each—represent more than $3.7 billion in new long-term revenue.

"Six months into the merger, HP has completed the alignment of our global sales force with a single compensation plan, met or exceeded all integration targets, introduced over 100 new products, added roughly 1,400 patents to our worldwide patent portfolio of over 17,000 patents, introduced comprehensive three-year product roadmaps and managed complex product transitions—all while relentlessly focusing on customers," Fiorina said.

"We're cutting costs, boosting productivity, delivering more for our customers and shareowners, and investing in the future. Our strategy is working and we're picking up momentum," Fiorina stated.

Merger related cost savings for the second half of 2002 were $651 million, 30% above plan. The company completed 12,500 net workforce reductions in the half, 25% above plan. Of the $651 million of merger-related costs savings, $257 million came from workforce reductions, $243 million from direct and indirect procurement savings, and $151 million from other savings, including marketing program cuts and facilities closures in conjunction with our restructuring plans. The company continues to target $3.0 billion of total cost savings. The company is on track to meet 17,900 targeted job reductions by the end of fiscal 2003, in part due to an additional 1,100 positions that are part of a voluntary workforce reduction primarily in Japan in the fourth quarter of fiscal year 2002.

Summary of Combined Company Financial Results

	Q4 FY2002	Q3 FY2002	Q4 FY2001
Revenues	$18.0 billion	$16.5 billion	$18.2 billion
Pro Forma Operating Margin	4.9%	3.2%	1.7%
Operating Margin(a)	2.4%	(15.0)%	(1.0)%
Pro Forma EPS — Fully Diluted	$0.24	$0.14	$0.08
EPS(a)	$0.13	$(0.67)	$(0.17)

(a)
For Q4 FY2002 and Q3 FY2002, results are stated on a GAAP basis. For Q4 FY2001, results are stated on a combined company basis, prior to pro forma adjustments.

All pro forma numbers have been adjusted consistently over comparable periods to exclude certain acquisition-related charges and inventory write-downs, in-process research and development charges, amortization of goodwill and purchased intangibles, restructuring charges, net investment gains and losses, net gains and losses on divestitures, and extraordinary litigation gains and losses, to provide a more meaningful discussion of the company's operational results. A reconciliation of the specific pro forma adjustments to the GAAP results for this quarter and the year-ago period is included in the pro forma income statement in this release.

Business Segment Results

Imaging and Printing

Imaging and Printing delivered record revenue and operating profit in the quarter. Revenue in the segment, which includes home and business imaging and printing devices, digital imaging and publishing systems, consulting services and printing supplies, increased 18% sequentially due in part to seasonality and 12% year-over-year to $5.6 billion.

Imaging and Printing delivered year-over-year growth with revenue and share gains in digital imaging, share gains and shipment growth in inkjet hardware, and continued strong supplies growth.

IPG posted a record quarterly operating profit of $926 million, up 14% sequentially, due in part to seasonality, and up 89% year over year. As a percent of revenue, operating profit for the segment was 16.5%, compared to 17.2% last quarter and 9.8% in the prior year quarter. These results reflect strong supplies performance, improved manufacturing efficiencies and delayed price reductions due to hardware availability.

Supplies revenue grew 14% sequentially and 17% year-over-year, fueled by strong sales in ink and toner. According to data from NPD Intellect and IDC analysts, HP maintained or grew its No. 1 position in 18 of the 20 product categories in which it competes, significantly strengthening share in inkjet printers, all-in-one printers and color LaserJet markets. Photosmart printers, photo media and personal LaserJets also demonstrated strong share growth. Digital cameras and projectors, both relatively new categories for HP, are the only two categories in which HP does not hold the No. 1 position.

The quarter's highlights included a strong response to the company's "Big Bang" consumer launch of approximately 50 new imaging and printing products. "Big Bang" has strengthened HP's market position in advance of the holiday selling season and is already resulting in significant share gains. Imaging and printing products won more than 50 industry awards in the quarter. The subsequent "Big Bang" commercial launch in Q4 has improved HP's competitive position in the business market, including the first sub-$1,000 color LaserJet printer, lowest cost-per-page business inkjet, and the Deskjet mobile printer. During the quarter, HP also unveiled a broad mobile printing initiative, along with new digital cameras, new Photosmart photo printers, the first scanners with automatic photo feeder, and new all-in-ones.

Personal Systems

Personal Systems executed well in Q4, cutting operating loss from the previous quarter by 56%, managing total channel inventories to 4.3 weeks, showing continued progress in distribution efficiency and reinforcing HP's leadership in innovation. The segment includes business and consumer PCs, workstations, notebooks, handhelds and DVD+RW drives. Revenue in this segment was $5.1 billion, up 6% sequentially and down 6% year over year on a combined company basis. Consumer PC revenue was up 16% sequentially and down 13% year over year, and business PC revenue increased 3% sequentially and remained flat year over year.

Personal Systems operating margin was negative 1.7%, compared to negative 4.2% last quarter and negative 7.0% a year ago. The year-over-year margin improvement in part reflects steady progress against value capture goals. HP's direct business represented 27% of all shipments in North America and 46% of commercial shipments in North America. In addition, worldwide commercial channel inventories are at 3.0 weeks and worldwide consumer channel inventories are at 6.3 weeks, an appropriate level leading into the holiday buying season. On Nov. 1, the company launched its partnerONE program in the United States, which rationalized more than 40 partner programs into one easy, efficient program that spans HP's entire product and services portfolio.

IDC data for the calendar third quarter shows that HP's PC business grew faster than the market in the United States sequentially and increased its share of U.S. PC shipments by one point. HP has also recently introduced innovative new products, including the Tablet PC, Media Center PC, new iPAQ Pocket PC designs and price points, a first-ever mobile workstation, two Itanium® 2-based workstations that will support UNIX®, Windows® and Linux, and innovative new monitors.

HP's Personal Systems wins during the quarter included four large contracts with an average value of more than $65 million. Key customer wins included a contract worth more than $100 million to provide 200,000 desktop PCs and support services for a new communications service by Colombia's largest public utility; Home Depot's selection of HP to provide 40,000 PCs across 1,456 stores in the U.S. to improve operations, customer service and employee education; the New York Stock Exchange's selection of HP iPAQs to build a wireless order management tool for the trading floor; and Staples' selection of desktop and notebook PCs, servers and printers in a multi-year agreement.

Enterprise Systems

Enterprise Systems made significant progress in the quarter. Operating loss was $152 million, a $270 million improvement from the previous quarter, reflecting substantial progress in reducing structural costs. Enterprise Systems includes a broad range of systems and solutions, including management software, multi-platform storage, business-critical servers and industry-standard servers. Enterprise Systems recently launched a new software strategy centered on an adaptive management platform, which will enable immediate, intelligent and automatic responses to business changes.

Revenue in this segment grew 8% sequentially and declined 5% year over year to $4.1 billion. This reflects sequential growth in all regions and businesses, driven by good sales force alignment and customer engagement despite continued weakness in global IT spending and aggressive competitive discounting.

Enterprise Systems operating margin was negative 3.7%, compared to negative 11.2% last quarter and negative 7.0% a year ago.

Overall, business-critical servers revenue was up 12% sequentially and down 14% year over year. Industry-standard servers revenue was up 4% sequentially and up 3% over last year. Revenue in storage was up 14% sequentially and down 5% year over year. Revenue in software was up 2% sequentially and down 15% year over year.

Highlights included strong sequential growth in server unit shipments, with HP leading all vendors with 30 percent market share worldwide, according to third-calendar-quarter reports from Gartner Dataquest. HP ranked as the No. 1 supercomputing supplier on the TOP500 Supercomputer Sites list, with HP Superdome systems leading the list's enterprise category. Superdome revenue was up 58% sequentially. Other highlights included strong sequential growth in Storage with a 17% increase in on-line storage revenues; the 18th consecutive quarter of Linux market-share leadership; and completion of software transitions to focus on OpenView and Utility Data Center products.

The 10 largest enterprise customer wins, including Canadian Imperial Bank of Commerce (CIBC)—totaled nearly $2.9 billion—and represented head-to-head wins over our largest competitors. Key wins included: selection by two of the three largest U.S. Air Force commands as the standard server and storage provider for 160,000 Air Force personnel; a $200 million win with Ericsson for StorageWorks, ProLiant and UNIX servers; a $105 million contract with DHL to provide UNIX servers, storage and mission-critical support services for the company's three main data centers worldwide; and a $22 million supercomputer win with Wellcome Trust Sanger Institute to expand scientific research into genomics.

Services

HP Services returned to a double-digit profit margin during the quarter and grew above market rates in the managed services business, despite a weak IT services market. HP Services includes customer support, managed services, and consulting and integration.

Revenue for HP Services grew 4% sequentially and declined 3% year over year to $3.1 billion, reflecting solid sequential revenue growth in all three lines of business. Operating profit for HP Services was $381 million, or 12.3% of revenue, up 39% sequentially and down 10% year-over-year.

Support revenue was up 4% sequentially and was flat year over year. Managed services revenue was up 4% sequentially and up 14% year over year, as customers continue turning to outsourcing to reduce their IT costs. According to a recent Information Week survey of 700 business-technology professionals, HP ranked first in customer satisfaction among outsourcing suppliers. HP earned top marks for, among other things, executing service level agreements and for cost and value. Consulting and integration revenue, which is being more tightly focused for improved profitability, was up in revenue 4% sequentially and down 17% year over year, as customers took on fewer large projects and focused on consolidation.

Highlights for HP Services in the quarter included strong demand for Microsoft® services, storage services and printing services. Key wins featured a comprehensive $1.5 billion multi-year managed services win with CIBC; a $225 million services and software contract with the Department of Veterans Affairs; a multi-year, multi-million dollar global services contract to provide centralized end-user technical support for 61,000 Microsoft employees, vendors and contractors in up to 68 countries; and a five-year $60 million managed services win with the CAT Group in Europe.

Financial Services

HP Financial Services offers leasing and financial asset management services to HP customers worldwide, operating as a wholly owned subsidiary. Revenue was $537 million, up 5% sequentially and down 1% year over year on a combined company basis, with strong results in North America. Operating margin for the segment was negative 18.8%, compared to negative 4.7% last quarter and negative 9.3% in the prior year. Included in the quarter were bad debt expenses of $116 million due in large part to economic deterioration in Latin America. Growth in the quarter was further constrained by tightened credit terms and conditions. Total assets stayed relatively constant quarter to quarter, reflecting a slower market and the relative maturity of the legacy HP portfolio.

Asset Management

HP exited the quarter with $11.8 billion in gross cash, which includes cash and cash equivalents and short-and long-term cash investments. Inventory ended the quarter at $5.8 billion, a sequential increase of $229 million over Q3. Trade receivables also increased $285 million from the prior quarter to $8.5 billion. Cash generated from operations for the quarter was $1.5 billion, reflecting strong operational results and minimal cash needs for inventory and receivables. In addition, the company funded its pension plan with approximately $360 million in the quarter and paid down $656 million in short-term and long-term debt throughout the quarter. HP's dividend of $0.08 in the fourth quarter resulted in a cash use of $244 million. In addition, HP repurchased $125 million of stock.

Outlook

For the first quarter 2003, HP affirmed Wall Street consensus estimates of $18.4 billion in revenue and $0.27 earnings per share on a pro forma basis.

The company noted that spending for brand and demand generation advertising would be stepped up in first half 2003 over second half 2002. In addition, the company said it would incur additional expenses in the quarter associated with aligning Compaq retirement programs with those of HP.

More information on this quarter's earnings is available on HP's Investor Relations site at http://www.hp.com/hpinfo/investor/financials/quarters/.

About HP

HP is a leading global provider of products, technologies, solutions and services to consumers and businesses. The company's offerings span IT infrastructure, personal computing and access devices, global services and imaging and printing. HP completed its merger transaction involving Compaq Computer Corp. on May 3, 2002. More information about HP is available at http://www.hp.com.

(1)
The merger transaction with Compaq Computer Corp. was completed May 3, 2002. Results for and comparisons to prior year periods in this release are stated on a combined company basis and reflect Compaq's prior fiscal quarter results as if combined with HP at the start of HP's prior fiscal quarters. Due to different fiscal period ends for HP and Compaq, the data reflects Compaq historical results for quarters ended September 30, December 31, March 31 and June 30, as if combined with HP's quarters ended October 31, January 31, April 30 and July 31, respectively.

Intel and Itanium are registered trademarks of Intel Corp. or its subsidiaries in the United States and other countries. Microsoft and Windows are U.S. registered trademarks of Microsoft Corp. Unix is a registered trademark of the Open Group.

Forward-looking Statements

This document contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, margins, synergies or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of integration and restructuring plans; any statements concerning proposed new products, services, developments, anticipated performance of products or services, or industry rankings; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include performance of contracts by suppliers, customers and partners; employee management issues; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including without limitation HP's quarterly report on Form 10-Q for the quarter ended July 31, 2002 and other reports filed subsequent to HP's annual report on Form 10-K, as amended on January 30, 2002, for the fiscal year ended October 31, 2001. HP assumes no obligation to update these forward-looking statements.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
(Unaudited)
(In millions except per share amounts)

	Three months ended October 31,
	2002(a)	2001(b),(c),(d) (Combined Company)	2001(d),(e) (Historical HP)
Net revenue	$18,048	$18,168	$10,876
Costs and expenses:
Cost of sales	13,260	13,930	8,077
Research and development	967	950	653
Selling, general and administrative	2,950	2,987	1,676
Amortization of goodwill and purchased intangible assets	151	181	50
Restructuring charges	150	282	282
In-process research and development charges	—	16	16
Acquisition-related charges	145	8	—

Total costs and expenses	17,623	18,354	10,754

Earnings (loss) from operations	425	(186)	122
Interest and other, net	68	(14)	(7)
Net investment losses	(38)	(605)	(90)
Gain on divestiture	—	78	78

Earnings (loss) before extraordinary item and taxes	455	(727)	103
Provision for (benefit from) taxes	65	(209)	19

Net earnings (loss) before extraordinary item	390	(518)	84
Extraordinary item—gain on early extinguishment of debt, net of taxes	—	13	13

Net earnings (loss)	$390	$(505)	$97

Basic net earnings (loss) per share:(f)
Net earnings (loss) before extraordinary item	$0.13	$(0.17)	$0.04
Extraordinary item—gain on early extinguishment of debt, net of taxes	—	—	0.01

Net earnings (loss)	$0.13	$(0.17)	$0.05

Diluted net earnings (loss) per share:(f),(g)
Net earnings (loss) before extraordinary item	$0.13	$(0.17)	$0.04
Extraordinary item—gain on early extinguishment of debt, net of taxes	—	—	0.01

Net earnings (loss)	$0.13	$(0.17)	$0.05

Cash dividends declared per share	$—	$0.02	$—
Weighted-average shares used to compute net earnings (loss) per share:(f),(g)
Basic	3,047	3,009	1,936
Diluted	3,048	3,009	1,960

(a)
The results for the three months ended October 31, 2002 include the results of Compaq for the entire quarter.

(b)
The combined company results for the three months ended October 31, 2001 include the results of Compaq as if the merger had taken place as of the beginning of the period presented. Due to different fiscal period ends for HP and Compaq, the combined company results for the three months ended October 31, 2001 include the historical results of HP for the three months ended October 31, 2001 and the historical results of Compaq for the three months ended September 30, 2001.

(c)
The combined company results for the three months ended October 31, 2001 have been adjusted to reflect amortization of purchased intangibles, net of taxes, as if the acquisition had occurred at the beginning of the period.

(d)
Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

(e)
The historical HP results for the three months ended October 31, 2001 include only the results of pre-merger HP.

(f)
The basic and diluted earnings per share for the combined company for the three months ended October 31, 2001 are based on the weighted average number of HP shares outstanding for the three months ended October 31, 2001 and the weighted average number of Compaq shares outstanding for the three months ended September 30, 2001 multiplied by the exchange ratio.

(g)
The combined company's diluted loss per share for the three months ended October 31, 2001 was calculated based only on the weighted average number of shares outstanding during the period as the inclusion of common stock equivalents, such as stock issuable pursuant to the exercise of stock options and the conversion of debt, would have been antidilutive.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
PRO FORMA COMBINED COMPANY CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
Excluding adjustments itemized below
(Unaudited)
(In millions except per share amounts)

	Three months ended October 31,
			Percent increase/ (decrease)
	2002(a)	2001(b)
Net revenue	$18,048	$18,168	(1)
Costs and expenses:
Cost of sales	13,250	13,930
Research and development	967	950
Selling, general and administrative	2,950	2,987

Total costs and expenses	17,167	17,867	(4)

Earnings from operations	881	301	193
Interest and other, net	68	(14)

Earnings before extraordinary item and taxes	949	287
Provision for taxes	228	49

Net earnings before extraordinary item	$721	$238	203

Net earnings per share before extraordinary item:(c)
Basic	$0.24	$0.08
Diluted	$0.24	$0.08
Weighted-average shares used to compute net earnings per share:(c)
Basic	3,047	3,009
Diluted	3,056	3,040
The pro forma amounts above have been adjusted to exclude the following items:
Cost of sales:
Acquisition-related inventory write-down	10	—
Other costs and expenses:
Amortization of goodwill and purchased intangible assets	151	181
Restructuring charges	150	282
In-process research and development charges	—	16
Acquisition-related charges:
Employee retention charges	90	—
Other acquisition-related charges	55	8

Total acquisition-related charges	145	8

Total adjustments to other costs and expenses	446	487
Net investment losses	38	605
Gain on divestiture	—	(78)
Income tax effect	(163)	(258)

Total pro forma adjustments	$331	$756

(a)
The pro forma combined company results for the three months ended October 31, 2002 include the results of Compaq for the entire quarter.

(b)
The pro forma combined company results for the three months ended October 31, 2001 include the results of Compaq as if the merger had taken place as of the beginning of the period presented. Due to different fiscal period ends for HP and Compaq, the pro forma combined results for the three months ended October 31, 2001 include the historical results of HP for the three months ended October 31, 2001, and the historical results of Compaq for the three months ended September 30, 2001.

(c)
The pro forma basic and diluted earnings per share for the combined company for the three months ended October 31, 2001 are based on the weighted average number of HP shares outstanding for the three months ended October 31, 2001 and the weighted average number of Compaq shares outstanding for the three months ended September 30, 2001 multiplied by the exchange ratio.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(In millions)

	October 31, 2002	October 31, 2001(a)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,192	$4,197
Short-term investments	237	139
Accounts receivable, net	8,456	4,488
Financing receivables, net	3,453	2,183
Inventory	5,797	5,204
Other current assets	6,940	5,094

Total current assets	36,075	21,305
Property, plant and equipment, net	6,924	4,397
Long-term investments and other assets	7,760	6,126
Goodwill and other purchased intangible Assets, net	19,951	756

Total assets	$70,710	$32,584

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and short-term borrowings	$1,793	$1,722
Accounts payable	7,012	3,791
Employee compensation and benefits	2,012	1,477
Taxes on earnings	1,529	1,818
Deferred revenues	3,260	1,867
Accrued restructuring	1,309	82
Other accrued liabilities	7,395	3,207

Total current liabilities	24,310	13,964
Long-term debt	6,035	3,729
Other liabilities	4,103	938
Stockholders' equity	36,262	13,953

Total liabilities and stockholders' equity	$70,710	$32,584

(a)
Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(In millions)

	Three months ended October 31, 2002	Twelve months ended October 31, 2002(a)
Cash flows from operating activities:
Net (loss) earnings	390	(903)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	709	2,119
Deferred taxes on earnings	389	(351)
Restructuring charges	150	1,780
Acquisition related charges, including in-process research and development	145	1,494
Net investment losses	38	106
Changes in assets and liabilities
Accounts and financing receivables	(79)	1,198
Inventory	(32)	1,124
Other assets and liabilities	(242)	(1,157)

Net cash provided by operating activities	1,468	5,410

Cash flows from investing activities:
Investment in property plant and equipment, net	(366)	(1,321)
Change in investments, net	(1)	909
Cash acquired through business acquisitions net of acquisition costs	—	3,557

Net cash (used in) provided by investing activities	(367)	3,145

Cash flows from financing activities:
Decrease in notes payable and short-term borrowings, net	(338)	(2,402)
Change in long-term debt, net	(318)	2,057
Repurchase of zero-coupon subordinated convertible notes	—	(127)
Issuance of common stock under employee stock plans	24	383
Repurchase of common stock	(125)	(671)
Dividends	(244)	(800)

Net cash used in financing activities	(1,001)	(1,560)

Increase in cash and cash equivalents	100	6,995
Cash and cash equivalents at beginning of period	11,092	4,197

Cash and cash equivalents at end of period	$11,192	$11,192

(a)
Results of operations for the twelve months ended October 31, 2002 include the results of Compaq from May 3, 2002 (the acquisition date).

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)
(In millions)

        Net revenue (which includes intersegment revenue) and earnings (loss) from operations for each segment are provided in the tables below:

	Three months ended October 31,
	2002(a)	2001(b),(c) (Combined Company)	2001(c),(d) (Historical HP)
Net revenue:
Imaging and Printing Group	$5,596	$4,987	$4,987
Personal Systems Group	5,051	5,378	2,174
Enterprise Systems Group	4,065	4,280	1,937
HP Services	3,090	3,185	1,544
Financing	537	540	365
Other(e)	—	2	2

Total segments	18,339	18,372	11,009

Eliminations / Other	(291)	(204)	(133)
Total HP Consolidated	$18,048	$18,168	$10,876

Earnings (loss) from operations:
Imaging and Printing Group	$926	$490	$490
Personal Systems Group	(87)	(377)	(111)
Enterprise Systems Group	(152)	(299)	(136)
HP Services	381	421	169
Financing	(101)	(50)	(51)
Other(e)	—	6	6

Total segments	967	191	367

Eliminations / Other	(542)	(377)	(245)
Total HP Consolidated	$425	$(186)	$122

(a)
Segment information for the three months ended October 31, 2002 includes the results of Compaq for the entire quarter.

(b)
Combined company segment information for the three months ended October 31, 2001 includes the results of Compaq as if the merger had taken place as of the beginning of the period presented. Due to different fiscal period ends for HP and Compaq, the combined company segment information for the three months ended October 31, 2001 includes the historical results of HP for the three months ended October 31, 2001 and the historical results of Compaq for the three months ended September 30, 2001.

(c)
Certain reclassifications have been made to prior year balances to conform to the current year presentation.

(d)
The historical HP segment information for the three months ended October 31, 2001 includes only the results of pre-merger HP.

(e)
Other consists of the results of VeriFone prior to its divestiture in the third quarter of fiscal 2001.

QuickLinks

  HP Reports 4th Quarter 2002 Results
HEWLETT-PACKARD COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (Unaudited) (In millions except per share amounts)
HEWLETT-PACKARD COMPANY AND SUBSIDIARIES PRO FORMA COMBINED COMPANY CONSOLIDATED CONDENSED STATEMENT OF EARNINGS Excluding adjustments itemized below (Unaudited) (In millions except per share amounts)
HEWLETT-PACKARD COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEET (In millions)
HEWLETT-PACKARD COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS (In millions)
HEWLETT-PACKARD COMPANY AND SUBSIDIARIES SEGMENT INFORMATION (Unaudited) (In millions)